                                                                    EXHIBIT 10.4


                              AMENDED AND RESTATED

                     WMF SENIOR SUBORDINATED PROMISSORY NOTE


            THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.


            THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY IS SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF DECEMBER 30, 2002, BY AND AMONG THE MAKER HEREOF, THE PAYEE NAMED HEREIN, AND FOOTHILL CAPITAL CORPORATION, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENT.

                             MERCURY AIR GROUP, INC.

                     12% SENIOR SUBORDINATED PROMISSORY NOTE
                              DUE December 31, 2005

$24,000,000                                                 New York, New York
                                                            September 10, 1999

            FOR VALUE RECEIVED, the undersigned, MERCURY AIR GROUP, INC., a corporation organized under the laws of Delaware (the "Borrower"), hereby promises to pay to the order of J.H. WHITNEY MEZZANINE FUND, L.P. ("WMF"), a Delaware limited partnership, or its registered assigns (the "Holder"), the principal sum of Twenty Four Million Dollars ($24,000,000) on December 31, 2005 (the "Maturity Date"), with interest thereon from time to time as provided herein.

            1. Purchase Agreement. This Senior Subordinated Promissory Note (the "Note") is issued by the Borrower, on the date hereof, pursuant to the Securities Purchase Agreement (the "Purchase Agreement"), dated as of September 10, 1999, as amended to date, by and between the Borrower and WMF, and is subject to the terms thereof. This Note, together with all other promissory notes issued under the Purchase Agreement, and all promissory notes issued pursuant to paragraph 12 hereof or any provision of the Purchase Agreement are hereinafter referred to as the "Notes." The Holder is entitled to the benefits of this Note and the Purchase Agreement, as it relates to the Note, and may enforce the agreements of the Borrower contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Purchase Agreement.

            2. Interest. (a) Basic Interest. The Borrower promises to pay interest on the principal amount of this Note at the rate of 12% per annum. The Borrower shall pay accrued interest quarterly on each March 31, June 30, September 30 and December 31 of each year or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an "Interest Payment Date"), beginning on September 30, 1999. Interest on this Note shall be paid by wire transfer of immediately available funds to an account at a bank designated in writing by the Holder. In the absence of any such written designation, any such Interest payment shall be deemed made on the date a check in the applicable amount payable to the order of Holder is received by the Holder at its last address as reflected in Borrower's note register; if no such address appears, then to such Holder in care of the last address in such note register of any predecessor holder of this Note (or its predecessor). In addition to cash interest, during the period beginning on January 1, 2004 and ending on June 30, 2004, the interest rate on this Note shall increase by a rate of 1% per annum for each month Interest in excess of 12% per annum shall accrue and be added to principal, and shall not be payable in cash. This increase in interest rate shall take effect on the last day of each month from January 31, 2004 through June 30, 2004, inclusive. Interest on this Note shall accrue from and including the date of issuance through and until repayment of the principal and payment of all accrued interest in full. Interest shall accrue and be computed on the basis of a 360-day year of twelve 30-day months.

                  (b) Default Rate of Interest. Notwithstanding the foregoing provisions of this Section 2, but subject to applicable law, any overdue principal of and overdue interest on this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at a rate equal to the rate of interest otherwise in effect pursuant to the first sentence of this Section 2 plus 2% per annum, and, upon and during the occurrence of an Event of Default (as hereinafter defined), this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at a rate equal to the rate of interest otherwise in effect pursuant to the first sentence of this
Section 2 plus 2% per annum. Subject to applicable law, any interest that shall accrue on overdue interest on this Note as provided in the preceding sentence and shall not have been paid in full on or before the next Interest Payment Date to occur after the Interest Payment Date on which the overdue interest became due and payable shall itself be deemed to be overdue interest on this Note to which the preceding sentence shall apply.

                  (c) Maximum Interest. The maximum interest payable on this Note pursuant to paragraphs (a) and (b) above is 18% per annum.


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                  (d) No Usurious Interest. In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Borrower of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to Borrower.

            3. Mandatory Prepayment.

                  (a) Public Offerings. Subject to the subordination provisions of Section 7 hereof and the Subordination Agreement (as hereinafter defined), upon the consummation of a Public Offering (as hereinafter defined), the Borrower shall, at the election of the Holder, prepay the outstanding principal amount of this Note at the redemption prices (the "Mandatory Redemption Price"), set forth below (together with interest accrued thereon), immediately following receipt by any of the Borrower, or any of its Subsidiaries of the proceeds of such Public Offering. For the purposes hereof, "Public Offering" means the sale by any of the Borrower, or any of its Subsidiaries of its equity securities (other than (i) stock options or warrants to acquire Common Stock awarded to employees and directors pursuant to incentive compensation plans or agreements with such Persons in an aggregate amount for all such options and warrants not to exceed $250,000 per annum, and (ii) stock issued to a seller party to, and as consideration for a Permitted Acquisition) pursuant to a registration statement (other than on Form S-4 or S-8) or otherwise under the Securities Act, including without limitation any offering which contemplates resale of the securities issued under Rule144A under the Securities Act, in which the issuer receives any Net Cash Proceeds. For the purposes hereof, "Net Cash Proceeds" means (x) the cash proceeds in respect of a Public Offering minus (y) all costs of sale, underwriting or brokerage costs and taxes paid or payable as a result thereof by the Borrower or any of its Subsidiaries. The foregoing notwithstanding, until all Senior Indebtedness to which this Note is subordinated shall be paid in full, the amount of Net Proceeds which the Borrower shall be obligated to pay under this Section 3(a) to the Holder as a prepayment of this Note at the election of the Holder, shall be limited as set forth in the Subordination Agreement. No penalty or premium shall apply to a prepayment made in accordance with this paragraph




                  (b) Change of Control. Subject to the subordination provisions of Section 7 hereof and the Subordination Agreement, upon the occurrence of a Change of Control (as hereinafter defined), the Borrower shall, at the election of the Holder, prepay the outstanding principal amount of this Note in accordance with the Mandatory Redemption Prices set forth in Section 3(a) above (together with interest accrued thereon), within 5 Business Days after the

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occurrence of such Change of Control. For the purposes hereof, "Change of
Control" means (i) any transaction or series of transactions in which any Person or group, other than WMF, CFK Partners or any of their respective affiliates becomes the beneficial owner of 35% or more of the then outstanding capital stock of the Borrower or of any of its Subsidiaries, the operations of which would constitute a material part of the business or operations of the Borrower and all of its Subsidiaries, taken as a whole, (ii) the sale of all or substantially all of the assets of the Borrower or of any of its Subsidiaries, the operations of which would constitute a material part of the business or operations of the Borrower and all of its Subsidiaries, taken as a whole, (iii) the liquidation of the Borrower or any of its Subsidiaries, the operations of which would constitute a material part of the business or operations of the Borrower and all of its Subsidiaries, taken as a whole, other than transactions defined as Permitted Financing Transactions in, and entered into in compliance with, the Purchase Agreement, and/or (iv) the combination of the Borrower or of any of its Subsidiaries, the operations of which would constitute a material part of the business or operations of the Borrower and all of its Subsidiaries, taken as a whole, with another entity, as a result of which (A) any Person or group, other WMF, CFK Partners or any of their respective affiliates becomes the beneficial owner of 35% or more of the then outstanding capital stock of the combined entity or (B) the directors of the Borrower or such Subsidiary, as the case may be, constitute less than a majority of the Board of Directors of the combined entity.

                  (c) Notice. The Borrower shall give written notice to the Holder of any mandatory prepayment pursuant to this Section 3 at least five (5) Business Days prior to the date of such prepayment. Such notice shall be given in the manner specified in Section 11.2 of the Purchase Agreement.

            4. Optional Prepayment.

                  (a) Upon notice given to the Holder as provided in Section 4(b), the Borrower, at its option, may, at any time prepay all or any portion of the principal amount of this Note at any time, by paying to the Holder an amount equal to the principal amount to be repaid together with interest accrued and unpaid thereon to the date fixed for such prepayment, and reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees, charges and disbursements of counsel), if any, associated with such prepayment; provided, however, each prepayment of less than the full outstanding balance of the principal amount of this Note shall be in an aggregate principal amount of this Note of $1,000,000 or integral multiples of $100,000 in excess thereof, and provided, further, that unless this Note and all Notes shall be paid in full, the aggregate principal balance of the Notes outstanding at any time shall be at least $500,000. No prepayment penalty or premium shall apply in respect of any optional prepayment made in accordance with this paragraph.(b) The Borrower may give written notice of prepayment of this Note or any portion thereof not less than 10 nor more than 60 days prior to the date fixed for such prepayment. Such notice of prepayment shall be given in the manner specified in
Section 11.2 of the Purchase Agreement. Upon notice of prepayment being given by the Borrower, the Borrower covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof so called for prepayment, at the outstanding principal amount thereof or the portion thereof so called for prepayment, together with interest accrued and unpaid thereon to the date fixed for such prepayment, together with the costs and expenses referred to in Section 4(a).

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                  (c) All optional prepayments under this Section 4 shall
include payment of accrued interest on the principal amount so prepaid and shall be applied first to all costs, expenses and indemnities payable under the Purchase Agreement, then to payment of default interest, if any, then to payment of accrued interest, and thereafter to principal.

            5. Amendment. Amendments and modifications of this Note may be made only in the manner provided in Section 11.4 of the Purchase Agreement.

            6. Defaults and Remedies.

                  (a) Events of Default. An "Event of Default" shall occur if:

            (i) the Borrower shall default in the payment of the principal of this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

            (ii) the Borrower shall default in the payment of any installment of interest on this Note according to its terms, when and as the same shall become due and payable and such default shall continue for a period of 5 days; or

            (iii) the Borrower shall default in the due observance or
                  performance of any covenant to be observed or performed pursuant to Sections 8.1, 8.2(a), 8.3, 8.7, 8.8, 8.10, 8.11 or
                  Article 9 of the Purchase Agreement, and provided, however, that a default under Article 9 which does not or is not likely to have a material adverse effect on the Condition of the Company shall become an Event of Default only if such default shall continue for a period of 10 days; or

            (iv) the Borrower or any of its Subsidiaries shall default in the due observance or performance of any other covenant, condition or agreement on the part of the Borrower or any of its Subsidiaries to be observed or performed pursuant to the terms hereof or pursuant to the terms of the Purchase Agreement or any of the Transaction Documents (other than those referred to in clauses (i), (ii) or (iii) of this Section 6(a)), and such default shall continue for 30 days after the earliest of (A) the date the Borrower is required pursuant to the Transaction Documents or otherwise to give notice thereof to the Holder (whether or not such notice is actually given) or (B) the date of written notice thereof, specifying such default and, if such default is capable of being remedied, requesting that the same be remedied, shall have been given to the Borrower by the Holder; or

            (v) any representation, warranty or certification made by or on behalf of the Borrower or any of its Subsidiaries in the Purchase Agreement, this Note, the Transaction Documents or in any certificate or other document delivered pursuant hereto or thereto shall have been incorrect when made; or

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            (vi)  any event or condition shall occur that results in the acceleration of the maturity of any Indebtedness of the Borrower or any of its Subsidiaries, in a principal amount aggregating $100,000 or more; or

            (vii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Borrower or any of its Subsidiaries, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries, or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

            (viii) the Borrower or any of its Subsidiaries shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (vii) of this Section 6(a),
                  (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries, or for a substantial part of their property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing; or

            (ix) one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (to the extent not covered by insurance) shall be rendered against the Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Subsidiaries to enforce any such judgment.

      (b) Acceleration. If an Event of Default occurs under Section 6(a)(vii) or (viii), then the outstanding principal of and all accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. If any other Event of Default occurs and is continuing, other than a default under Section
            8.7 of the Purchase Agreement, the Holder, by written notice to the

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            Borrower, may declare the principal of and accrued interest on this
            Note to be immediately due and payable. Upon such declaration, such principal and interest shall become immediately due and payable. The Holder may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree. Any notice or rescission shall be given in the manner specified in Section 11.2 of the Purchase Agreement. If any Event of Default occurs under Section 8.7 of the Purchase Agreement related to the failure to prepay amounts required on or prior to December 31, 2003, then, unless Borrower fails to take the remedial action set forth in such Section 8.7, Holder may not accelerate this Note or declare the full amount of principal then due and payable. Nothing in the preceding sentence shall impair any other remedy available to Holder as a result of such Event of Default (including the right to charge interest at the Default Rate, or the right to accelerate this Note upon Borrower's failure to issue Additional Notes or Additional Warrants or to prepay principal as agreed on or before December 31, 2004).

7. Subordination. Subject to the limitations set forth in Section 7(p) below, this Note shall at all times be wholly subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner provided in this Section 7.

      (a) Definitions. As used in this Section 7, the following terms shall have the following meanings:

            "Indebtedness" shall have the meaning assigned to that term in the Purchase Agreement.

            "Senior Covenant Default" shall mean any event of default as defined under any agreement pertaining to Senior Indebtedness, other than a Senior Payment Default.

            "Senior Credit Agreement" means the Senior Credit Agreement, as in effect on the date hereof, by and among the Company, certain of its subsidiaries and Foothill Capital Corporation.

            "Senior Indebtedness" has the meaning given to such term in the Purchase Agreement.

            "Senior Default" shall mean a Senior Payment Default or a Senior Covenant Default.

            "Senior Payment Default" shall mean any default in the payment of any Senior Indebtedness.

            "Subordinated Indebtedness" shall mean (i) the principal of and interest on this Note; (ii) any other obligations of the Borrower arising out of or in connection with the Purchase Agreement, this Note or the other Transaction Documents and (iii) any obligations of any of

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Borrower's Subsidiaries arising out of or in connection with the Guaranties or the other Transaction Documents.

      (b) General. Upon the maturity of any Senior Indebtedness by lapse of time, acceleration, required prepayment or otherwise, all Senior Indebtedness shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the Subordinated Indebtedness or by the Borrower or Affiliates of the Borrower to acquire this Note. Notwithstanding any provision in
            Section 7 of this Note to the contrary, (i) for so long as no Senior Default has occurred and is continuing, or would occur as a result of such a payment, the Borrower may pay and the Holder may receive
            (A) all regularly scheduled payments of interest under this Note, and (B) all amounts due to the Holder or its Affiliates pursuant to either Section 2.4 or Section 7.1 of the Purchase Agreement, (ii) for so long as no Senior Default has occurred and is continuing or would occur as a result of any such prepayment, Borrower may prepay this Note in accordance with the provisions of Section 3 hereof, and the Holder may receive such prepayments, (iii) for so long as no Senior Default has occurred and is continuing, or would occur as a result of such a payment, the Borrower may prepay this Note in accordance with the provisions of Section 4 hereof and the Holder may receive such prepayments, and (iv) the Holder may receive any distributions provided for in Section 7(e)(ii) or 7(e)(iv) hereof.

      (c)   Limitation on Payment.

            (i) Upon receipt by the Borrower and the Holder of a Blockage Notice (as defined below), then unless and until (1) all Senior Defaults that gave rise to the Blockage Notice shall have been remedied or effectively waived or shall have ceased to exist, or (2) the Senior Indebtedness in respect of which such Senior Defaults shall have occurred shall have been paid in full, no direct or indirect payment (in cash, property, securities or by set-off or otherwise) of or on account of the principal of or interest on this Note or as a sinking fund for this Note or in respect of any redemption, retirement, purchase or other acquisition of this Note shall be made during any period prior to the expiration of the Blockage Period (as defined below). Notwithstanding the foregoing, all interest paid with respect to this Note prior to the receipt of the Blockage Notice in question by the Holder hereof may be kept by such Holder.

            (ii) For purposes of this Section 7, a "Blockage Notice" is a notice of a Senior Default that in fact has occurred and is continuing, given to the Borrower and the Holder by the holders of a majority in principal amount of the Senior Indebtedness then outstanding (or their authorized agent); provided, however, that no such notice shall be effective as a Blockage Notice if an effective Blockage Notice shall have been given within 360 days prior thereto.


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            (iii) For purposes of this Section 7, a "Blockage Period" with respect to a Blockage Notice is the period commencing upon the Borrower's receipt of such Blockage Notice and having a duration as follows:

                        (1) 180 days if the Senior Default to which the Blockage Notice refers is a Senior Payment Default; or

                        (2) 90 days if the Senior Default to which the Blockage Notice refers is a Senior Covenant Default.

Notwithstanding any provision contained herein to the contrary: (A) the Borrower shall not be prohibited from making, and the Holder shall not be prohibited from receiving, payments under this Note pursuant to Section 7(c)(iii)(2) hereof for more than an aggregate of 180 days within any 360 day period, (B) there shall not be more than two Blockage Notices given in any 365 day period; (C) no Senior Covenant Default existing on the date any Blockage Notice is given to the Holder shall be used as a basis for any subsequent such notice, unless such Senior Covenant Default shall have ceased to exist for a period of at least 180 consecutive days; and (D) once all Senior Defaults which gave rise to the Blockage Notice in question shall have been remedied or effectively waived or shall have ceased to exist, or the Senior Indebtedness in respect of which such Senior Defaults shall have occurred shall have been paid in full, thereafter (unless another Blockage Period shall then be in effect) all amounts which would have been payable hereunder but for the existence of the Blockage Period effected by the Blockage Notice delivered with respect to the Senior Default in question shall be payable in their entirety.

      (d) Limitation on Remedies. As long as any Senior Indebtedness remains outstanding, upon the occurrence of an Event of Default under this Note, the Holder shall not, unless the holders of any Senior Indebtedness shall have caused such Senior Indebtedness to become due prior to its stated maturity or any Event of Default pursuant to
            Section 6(a)(vii) or (viii) of this Note shall have commenced, declare or join in any declaration of this Note to be due and payable by reason of such Event of Default or otherwise take any action against the Borrower (including, without limitation, commencing any legal action against the Borrower or filing or joining in the filing of any insolvency petition against the Borrower) prior to the expiration of 30 days after the written notice of the Holder's ability to accelerate on account of the occurrence of such Event of Default (a "Remedy Notice") shall have been given by the Holder to the Borrower and the holders of the Senior Indebtedness (a "Remedy Standstill Period"), provided, that such Remedy Standstill Period shall be extended to (i) 60 days from the date of such Remedy Notice if, at the time the Remedy Standstill Period would otherwise expire, there exists any Senior Covenant Default, or (ii) 90 days from the date of such Remedy Notice if, at the time the Remedy Standstill Period would otherwise expire, there exists any Senior Payment Default.

            Notwithstanding the foregoing, the Remedy Standstill Period shall be inapplicable or cease to be effective if the holders of any Senior Indebtedness shall have caused such Senior Indebtedness to become due prior to its stated maturity or an Event of Default pursuant to Section 6(a)(vii) or (viii) shall have occurred. In addition, any Remedy Standstill Period shall

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cease to be effective if at any time during such period: (i) (A) substantial assets of Borrower or any of its Subsidiaries are sold or otherwise disposed of (other than to a Person which is either wholly owned by Borrower or a wholly owned Subsidiary thereof) outside of the ordinary course of business, (B) an agreement or other arrangement for such sale or disposition is entered into, or
(C) the Board of Directors of the Borrower or such subsidiary authorizes or approves such agreement, arrangement, sale or disposition or (ii)(A) payment or any distribution of any character, whether in cash, securities or other property of Borrower or any of its Subsidiaries shall be made to or received by any creditor outside the ordinary course of business on any Indebtedness which is on the same level of priority with or junior and subordinate in right of payment to this Note, (B) an agreement or other arrangement for such payment or distribution is entered into, or (C) the Board of Directors of the Borrower or such Subsidiary authorizes or approves such agreement, arrangement, payment or distribution.

            Upon the expiration or termination of any Remedy Standstill Period, the Holder shall be entitled to exercise any of its rights with respect to this Note other than any right to accelerate the maturity date of this Note based upon the occurrence of any Event of Default in respect thereto which has been cured or otherwise remedied during the Remedy Period.

      (e) Subordination Upon Certain Events. Upon the occurrence of any Event of Default with respect to under Sections 6(a)(vii) or (viii) of this Note:

            (i) Upon any payment or distribution of assets of the Borrower to creditors of the Borrower, holders of Senior Indebtedness shall be entitled to receive indefeasible payment in full of all obligations with respect to the Senior Indebtedness before the Holder shall be entitled to receive any payment in respect of the Subordinated Indebtedness.

            (ii) Until all Senior Indebtedness is paid in full, any distribution to which the Holder would be entitled but for this Section 7 shall be made to the holders of Senior Indebtedness, as their interests may appear, except that the Holder may, pursuant to a plan of reorganization under Chapter 11 of the Bankruptcy Code of 1978, as amended, or any similar provision of any successor legislation thereto, receive securities that are subordinate to the Senior Indebtedness to at least the same extent as this Note if pursuant to such plan the distributions to the holders of the Senior Indebtedness in the form of cash, securities or other property, by set-off or otherwise, provide for payment of the full amount of the allowed claim of the holders of the Senior Indebtedness.

            (iii) For purposes of this Section 7, a distribution may consist of cash, securities or other property, by set-off or otherwise.

            (iv) Notwithstanding the foregoing provisions of Section 7(b),(c) or (e), if payment or delivery by the Borrower of cash, securities or other property to the Holder is authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of this Note to the Senior Indebtedness, and made by a court of competent

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                  jurisdiction in a proceeding under any applicable bankruptcy or reorganization law, payment or delivery by such Borrower of such cash, securities or other property shall be made to the Holder in accordance with such order or decree.

      (f) Payments and Distributions Received. If the Holder shall have received any payment from or distribution of assets of the Borrower in respect of the Subordinated Indebtedness in contravention of the terms of this Section 7 before all Senior Indebtedness is paid in full, then and in such event such payment or distribution shall be received and held in trust for and shall be promptly paid over or delivered to the holders of Senior Indebtedness to the extent necessary to pay all such Senior Indebtedness in full.

      (g) Proofs of Claim. If, while any Senior Indebtedness is outstanding, any Event of Default under Section 6(a)(vii) or (viii) of this Note occurs with respect to the Borrower, the Holder shall duly and promptly take such action as any holder of Senior Indebtedness may reasonably request to collect any payment with respect to this Note for the account of the holders of the Senior Indebtedness and to file appropriate claims or proofs of claim in respect of this Note. Upon the failure of the Holder to take any such action, each holder of Senior Indebtedness is hereby irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in respect of this Note and to file claims and proofs of claim and take such other action as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Holder with respect to this Note.

      (h) Subrogation. After all amounts payable under or in respect of Senior Indebtedness are paid in full, the Holder shall be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holder have been applied to the payment of Senior Indebtedness. A distribution made under this
            Section 7 to a holder of Senior Indebtedness which otherwise would have been made to the Holder is not, as between the Borrower and the Holder, a payment by the Borrower on Senior Indebtedness.

      (i) Relative Rights. This Section defines the relative rights of the Holder and the holders of Senior Indebtedness. Nothing in this Section shall: (1) impair, as between the Borrower and the Holder, the obligations of the Borrower, which are absolute and unconditional, to pay principal of and interest (including default interest) on this Note in accordance with its terms; (2) affect the relative rights of the Holder and creditors of the Borrower other than holders of Senior Indebtedness or (3) prevent the Holder from exercising its available remedies upon a default or Event of Default, subject to the rights, if any, under this Section 7 of holders of Senior Indebtedness.

      (j) Subordination May Not Be Impaired by the Borrower. No right of any holder of any Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by this Note shall be impaired by any failure to act by the Borrower or such holder of Senior Indebtedness or by the failure of the Borrower or such holder to comply with this Note. The provisions of this Section 7 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness as a result of the insolvency, bankruptcy or reorganization of the Borrower or any of its Subsidiaries or otherwise, all as though such payment had not been made.

      (k) Payments. A payment with respect to principal of or interest on the Subordinated Indebtedness shall include, without limitation, payment of principal of, and interest on this Note, any depositing of funds for the defeasance of the Subordinated Indebtedness, any sinking fund and any payment on account of mandatory prepayment or optional prepayment provisions.

      (l) Section Not to Prevent Events of Default. The failure to make a payment on account of principal of or interest on or other amounts constituting Subordinated Indebtedness by reason of any provision of this Section 7 shall not be construed as preventing the occurrence of an Event of Default under Section 6.

      (m) Subordination Not Impaired: Benefit of Subordination. The Holder agrees and consents that without notice to or assent by such Holder, and without affecting the liabilities and obligations of the Borrower and the rights and benefits of the holders of the Senior Indebtedness set forth in this Section 7:

            (i) The obligations and liabilities of the Borrower and any other party or parties for or upon the Senior Indebtedness may, from time to time, be increased, renewed, refinanced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released, except as prohibited by Sections 9.3 and 9.4 of the Purchase Agreement;

            (ii) The holders of Senior Indebtedness, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Indebtedness; and

            (iii) Any balance or balances of funds with any holder of Senior
                  Indebtedness at any time outstanding to the credit of the Borrower may, from time to time, in whole or in part, be surrendered or released;

all as the holders of the Senior Indebtedness, and any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Subordinated Indebtedness to the Senior Indebtedness provided for herein.

      (n) Modification of Section 7. The provisions of this Section 7 are for the benefit of the holders from time to time of Senior Indebtedness and, so long as any Senior Indebtedness remains unpaid, may not be modified, rescinded or canceled in whole or in part without the prior written consent thereto of all holders of Senior Indebtedness.

      (o) Covenants of Holder. Until all of the Senior Indebtedness has been fully paid:

            (i) The Holder shall not hereafter give any subordination in respect of this Note.

            (ii) Upon the occurrence and during the continuance of a Senior Default, the Holder shall not release, exchange, extend the time of payment of, compromise, set off or otherwise discharge any part of this Note or modify or amend this Note; provided, however, that at such time or times as the actions referred to in this Section 7(o)(ii) may be taken by the Holder, such Holder shall give the holders of Senior Indebtedness five Business Days prior written notice before taking any of such actions.

            (iii) The Holder hereby undertakes and agrees for the benefit of the holders of Senior Indebtedness that, upon the occurrence and during the continuance of a Senior Default, it shall take any actions reasonably requested by any holder of Senior Indebtedness to effectuate the full benefit of the subordination contained herein.

      (p) Covenant of the Borrower, Limitation on Indebtedness. Until all Subordinated Indebtedness shall have been paid in full, the Borrower shall not, and shall not cause, suffer or permit any of its Subsidiaries to, directly or indirectly, collectively and in the aggregate, issue, assume or otherwise incur Senior Indebtedness or other Indebtedness except as permitted under Section 9.4 of the Purchase Agreement, as it now exists or may be amended or modified.

      (q)   Miscellaneous.

            (i) To the extent permitted by applicable law, the Holder and the Borrower hereby waive (1) notice of acceptance hereof by the holders of the Senior Indebtedness, and (2) all diligence in the collection or protection of or realization upon the Senior Indebtedness.

            (ii) The Borrower and the Holder hereby expressly agree that the holders of Senior Indebtedness may enforce any and all rights derived herein by suit, either in equity or law, for specific performance of any agreement contained in this Section 7 or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

            (iii) The Holder acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Agreement, and each holder of Senior Indebtedness shall be deemed conclusively to have relied upon such subordination provisions in acquiring and continuing to hold such Senior Indebtedness.

      (r) Subordination Agreement. Notwithstanding anything to the contrary contained in this Section 7, the terms and conditions of the Subordination Agreement dated the date hereof among WMF, the Borrower and Foothill Capital Corporation (the "Subordination Agreement") shall govern the subordination of the Subordinated Indebtedness as long as the Subordination Agreement remains in full force and effect.

8. Use of Proceeds. The Borrower shall use the principal amount of this Note in accordance with the permitted uses described in Section 8.10 of the Purchase Agreement.

9. Suits for Enforcement.

      (a) Subject to Section 7, upon the occurrence of any one or more Events of Default, the Holder of this Note may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or this Note or in aid of the exercise of any power granted in the Purchase Agreement or this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holders of this Note.

      (b) In case of any default under this Note, the Borrower will pay to the Holder such amounts as shall be sufficient to cover the costs and expenses of such Holder due to such default, as provided in Article 7 of the Purchase Agreement.

10. Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

11. Remedies Not Waived. No course of dealing between the Borrower and the Holder or any delay on the part of the Holder in exercising any rights hereunder shall operate as a waiver of any right.

12. Transfer.

      (a) The term "Holder" as used herein shall also include any transferee of this Note whose name has been recorded by the Borrower in the Note Register. Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

      (b) The Borrower shall maintain a register (the "Note Register") in its principal offices for the purpose of registering the Note and any transfer or partial transfer thereof, which register shall reflect and identify, at all times, the ownership of record of any interest in the Note. Upon the issuance of this Note, the Borrower shall record the name and address of the initial purchaser of this Note in the Note Register as the first Holder. Upon surrender for registration of transfer or exchange of this Note at the principal offices of the Borrower, the Borrower shall, at its expense, execute and deliver one or more new Notes of like tenor and of denominations of at least $500,000 (except as may be necessary to reflect any principal amount not evenly divisible by $500,000 of a like aggregate principal amount, registered in the name of the Holder or a transferee or transferees. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Holder of such Note or such holder's attorney duly authorized in writing.

      (c) This Note may be transferred or assigned, in whole or in part, by the Holder at any time.

13. Replacement of Note. On receipt by the Borrower of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Borrower, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor. If required by the Borrower, such Holder must provide indemnity sufficient in the reasonable judgment of the Borrower to protect the Borrower from any loss which they may suffer if a lost, stolen or destroyed Note is replaced.

14. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Borrower shall bind its successors and assigns, whether so expressed or not.

15. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery at the addresses specified in
Section 11.2 of the Purchase Agreement. All such notices and communications shall be deemed to have been duly given when: delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

16. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE (INCLUDING GIVING EFFECT TO GOL SECTION 5-1401).

17. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof

18. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof

                                    MERCURY AIR GROUP, INC.

                                    By: ____________________________
                                        Name:
                                        Title: